Schedule A

As of October 10, 2022

Fund	Sub-Advisory Fee	Effective Date
FT Cboe Vest S&P 500 Dividend Aristocrats Target Income ETF (KNG)	0.20%	February 24, 2021
FT Cboe Vest Rising Dividend Achievers Target Income ETF (RDVI)	0.20.%	October 18, 2022